Exhibit 10.9
January 28, 2025
David Sewell
Re:    Offer Letter
Dear David:
I am pleased to confirm our offer to you to become a Senior Advisor of Honeywell International Inc. (“Honeywell” or “Company”). The role, which is effective on March 15, 2025 (“Effective Date”), is currently based in Morris Plains, New Jersey and reports directly to Honeywell’s Chief Executive Officer.
As you know, we anticipate that Honeywell’s Advanced Materials business will be spun off as an independent public company (“Spinco”) at some point in the latter half of 2025 or early 2026 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). At the Separation Date, you will become the President and Chief Executive Officer of Spinco.
Your employment with Honeywell (and ultimately Spinco) shall be subject to the terms and conditions of this offer letter.
COMPENSATION
Base Salary: While serving as Senior Advisor, your annual base salary will be $800,000. As of the Separation Date, your annual base salary will be increased to $1,060,000. After the spin is effectuated, any base salary adjustments shall be made by the Spinco’s Board of Directors from time to time. Adjustments are based on your performance and other relevant factors.
Annual Incentive Compensation: While serving as Senior Advisor, your target incentive compensation opportunity will be 100% of your annual cash base salary earnings during the year. As of the Separation Date, your target incentive compensation opportunity will be increased to 125% and prorated based on the number of days in the performance year that your target incentive was 100%, and the number of days your target incentive will be 125%. Incentive compensation awards are paid in the first quarter of the following year.
For the full 2025 performance year, your incentive compensation award shall be paid entirely by Spinco (i.e., no pro-rated incentive award shall be paid by Honeywell), provided the spin is effectuated prior to March 15, 2026.
Annual Long-Term Incentive Awards: On your Effective Date, you will be receive an award from Honeywell of restricted stock units (“RSUs”) with a target grant date value equal to $1,400,000. The RSUs shall vest 33%/33%/34% on the second, third and fourth anniversaries of the grant date, provided in all cases you remain employed by Honeywell or Spinco on the applicable anniversary dates. The remaining terms of the RSU grant will be governed by the terms of the applicable stock plan and the relevant award agreement. Moreover, Honeywell reserves the right to convert the Honeywell RSU award into Spinco RSUs of equal value as of the Separation Date.
After the Separation Date, when you become the President and Chief Executive Officer of Spinco, you will be eligible to receive annual long-term incentive (“LTI”) awards from Spinco consisting of stock options, restricted stock units, or cash awards, or some combination thereof, as determined by the Spinco in its sole discretion. The Spinco awards shall have an annual target grant date value equal to $5,615,000. The actual size and mix of your future Spinco LTI awards will be determined by the compensation committee of Spinco’s Board of Directors. The terms of the Spinco LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.
Sign-On Long-Term Incentive Awards From Spinco: You will be granted $5,000,000 worth of Spinco restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50%/50% on the third and fourth anniversaries of the grant date, provided in all cases you remain employed by Spinco on the applicable anniversaries. The “founders grant” is expressly conditioned on the successful spin-off of Honeywell’s Advanced Materials business as an independent public company.
OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
•Welfare and Retirement: As provided to other employees of Honeywell and Spinco (to be determined).
•Vacation: As provided to other senior executives of Honeywell and Spinco (to be determined).
•Excess Liability Insurance: As provided to other senior executives of Honeywell and Spinco (to be determined).
•Executive Severance: You will receive 24 months of base salary continuation and incentive compensation (at target) in the event of your involuntary termination of employment (other than for cause). In all cases, you shall be subject to the terms of the applicable Honeywell or Spinco severance plan. Notwithstanding the foregoing, if the spin-off of Honeywell’s Advanced Materials business has not been effectuated by March 31, 2026, you will have the option of remaining with Honeywell or triggering your own severance by treating your resignation as an involuntary termination of employment (other than for cause and other than as a result of a change in control).
RELOCATION
A condition of the offer is that you agree to relocate to the Morris Plains, New Jersey area. You will be eligible for relocation assistance in accordance with Honeywell’s Executive Level relocation guidelines.
STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS
As an Executive Officer of Spinco, you will be required to hold a multiple of your annual base salary in Spinco shares in accordance with Spinco’s Stock Ownership Guidelines (to be determined).
INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.
In addition, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, Spinco’s intellectual property agreement and noncompete agreement for senior executives. Such agreements will be provided to you prior to the Separation Date.
PRE-EMPLOYMENT REQUIREMENTS
Upon your acceptance of this offer, a Honeywell representative will contact you regarding certain pre-employment requirements that need to be completed prior to your start date (e.g., drug screen, I-9 completion, paycheck direct deposit, etc.). NOTE: Your offer is contingent upon a satisfactory background check and negative drug screen.
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement via DocuSign.
David, we are excited to be extending this offer to you and look forward to your anticipated success with the Company.
If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,
/s/Karen Mattimore
Karen Mattimore
Senior Vice President and Chief Human Resources Officer
Read and Accepted:

/s/David Sewell	1/29/2025
DAVID SEWELL	Date
All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell or Spinco will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Honeywell/Spinco may terminate your employment at any time.